Exhibit 10.2

WILLDAN GROUP, INC.

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this November 13, 2024 (the “Effective Date”), by and between Willdan Group, Inc., a Delaware corporation (“Company”), and Creighton K. Early (“you”).  This Agreement shall govern the employment relationship between you and the Company from and after the Effective Date.

1.Employment by the Company.  You shall serve as the Company’s Chief Financial Officer and shall perform such duties as are required by the Company’s Chief Executive Officer (“CEO”), to whom you will report.  This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.  Your principal place of employment shall be the Company’s principal executive offices located in Anaheim, California. You acknowledge that you may be required to travel from time to time in the course of performing your duties for the Company.
2.Compensation.
2.1Base Salary.  For services to be rendered hereunder, you shall receive a base salary at the rate of $436,758.40 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  The Base Salary will be subject to periodic review and adjustment by Board of Directors of the Company (the “Board”) and/or its Compensation Committee.
2.2Annual Bonus.  You will be eligible for an annual discretionary bonus up to a maximum of 150% of your then current annual Base Salary (the “Annual Bonus”).  Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board and/or its Compensation Committee in its sole discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined by the Board and/or its Compensation Committee in its sole discretion.  You must continue to be employed through the last day of the Company’s fiscal year to which the Annual Bonus relates in order to earn such Annual Bonus. The Annual Bonus, if any, shall be paid to you in a lump sum in the calendar year (but no later than May 31st of such calendar year) immediately following the calendar year in which the Company’s fiscal year to which the Annual Bonus relates ends, subject to applicable payroll deductions and withholdings.
2.3Equity.  You have previously been granted one or more equity awards by the Company prior to the Effective Date, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans.
3.Reasonable Business Expenses.  You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
4.Company Policies; Standard Company Benefits.  The employment relationship between the parties shall be governed by the general employment policies and practices of the

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Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.  You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees.  The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
5.At-Will Employment.  Your employment relationship is at-will.  Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice.  Upon termination of your employment for any reason, you shall also be deemed to have resigned from all positions and relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
6.Outside Activities During Employment.  Except with the prior written consent of the Board and subject to applicable Company policies, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor.  You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder, subject to applicable Company policies.  You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
7.Termination; Severance.
7.1Term and Termination.  The term of this Agreement shall be the period commencing on the Effective Date and ending on the date that your employment is terminated by either party pursuant to the provisions of this Agreement.  You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without Cause.
7.2Compensation upon Termination.  Upon the termination of your employment for any reason, the Company shall pay you all Accrued Obligations earned through your last day of employment (the “Separation Date”).
7.3Involuntary Termination.  If you are subject to an Involuntary Termination, and provided that you remain in compliance with the terms of this Agreement (including the conditions described in Section 7.5 below), the Company shall provide you with the following benefits (the “Severance Benefits”):
(a)Cash Severance.  In the case of Involuntary Termination, the Company shall pay you, as cash severance, the equivalent of twelve (12) months of your Base Salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in in a lump sum within ten (10) days after the effective date of the Release (as discussed in Section 7.5).  In no such case will payments be made prior to the effectiveness of the Release.
(b)Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your

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eligible dependents directly to the insurer until the earliest of (A)  the end of the twelve (12) month period immediately following your Involuntary Termination (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
(c)Pro-Rata Bonus.  If, following the end of the bonus year in which your employment termination occurs, the Board determines in good faith that the applicable Annual Bonus objectives and milestones for that bonus year have been achieved, you will receive an Annual Bonus, paid at the applicable maximum rate under Section 2.2 and pro-rated based on the date of your employment termination (the “Bonus Severance”).  The Bonus Severance will be paid to you pursuant to the payment timing provisions set forth in Section 2.2, subject to all applicable deductions and withholdings.
(d)Limit on Severance Benefits.  Notwithstanding anything to the contrary in this Agreement, the aggregate amount of the Severance Benefits shall not exceed the amount that is equal to three times the sum of (i) your Base Salary as of immediately prior to your Involuntary Termination and (ii) the greater of (A) the target amount of your Annual Bonus as of immediately prior to your Involuntary Termination, (B) the average of the Annual Bonuses, if any, you were paid for the last two fiscal years of the Company preceding the fiscal year in which your Involuntary Termination occurs, and (C) the Annual Bonus, if any, you were paid for the last fiscal year of the Company preceding the fiscal year in which your Involuntary Termination occurs.
7.4Equity Award Treatment upon Termination.
(a)Terminations other than for Cause, Death, or Disability. In the event your employment or service is terminated by the Company or one of its subsidiaries (excluding a termination of employment resulting from a transfer of your employment or service to the Company or one of its subsidiaries) other than for Cause, death or Disability, a number of shares subject to each of your then

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outstanding and unvested service-based vesting equity awards granted to you after the Effective Date equal to the Pro Rata Vesting Acceleration Number shall immediately accelerate and vest.
(b)Termination as a result of Death or Disability. In the event your employment or service is terminated by the Company or one of its subsidiaries due to your death or Disability, one hundred percent (100%) of your then outstanding and unvested equity awards granted to you after the Effective Date shall immediately accelerate and vest, provided that in the case of any such award that remains subject to performance-based vesting, one hundred percent (100%) of the target number of shares subject to the award that remain unvested and outstanding shall immediately accelerate and vest instead.
(c)Qualifying Retirement. Other than with respect to any shares of restricted stock of the Company granted to you, and except as expressly provided otherwise in the applicable award agreement, in the event your employment by or service to the Company or one of its subsidiaries terminates due to a Qualifying Retirement, one hundred percent (100%) of the shares subject to your then outstanding and unvested equity awards granted after the Effective Date shall continue to vest pursuant to the vesting schedule set forth in the applicable grant notice or award agreement (disregarding any continued employment or service vesting condition), provided that in the case of any such award that remains subject to performance-based vesting, one hundred percent (100%) of the award shall remain eligible to be earned and vest in accordance with the vesting terms set forth in the applicable grant notice or award agreement based on actual performance instead, and the award shall remain subject to the Change in Control treatment provision set forth in Section 8 below (in each case, disregarding any continued employment or service vesting condition). Notwithstanding anything to the contrary herein, in any Company equity plan or award agreement or otherwise, if in connection with a change in control of the Company or a similar corporate transaction, the surviving or acquiring corporation (or its parent company) (the “Acquiring Entity”) will not assume, substitute or continue your equity awards subject to this Section 7.4(c), then to the extent necessary to avoid taxation under Code Section 409A, such equity awards shall automatically terminate and be forfeited upon the occurrence of the change in control or similar corporation transaction, with no consideration payable to you in respect of such terminated equity awards. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Code Section 409A (including, without limitation, pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix)), the Board may in its discretion determine to elect to accelerate the vesting (and settlement, to the extent applicable) of the equity awards subject to this Section 7.4(c) upon the occurrence of the change in control or similar corporation transaction, or instead substitute a cash payment equal to the fair market value of such shares that would otherwise be issued to you. In the absence of such discretionary election by the Board, to the extent necessary to avoid taxation under Code Section 409A, your equity awards subject to this Section 7.4(c) shall be forfeited without payment of any consideration to you if the Acquiring Entity will not assume, substitute or continue your equity awards in connection with the occurrence of the change in control or similar corporate transaction.
7.5Termination for Cause; Resignation Without Good Reason; Death.  If you resign without Good Reason, the Company terminates your employment for Cause, or your employment terminates for any other reason that is not an Involuntary Termination (including death), then (a) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned) and (b) you will not be entitled to any Severance Benefits.
7.6Conditions to Receipt of Severance Benefits.  The receipt of the Severance Benefits will be subject to you signing and not revoking a general release of claims in a form reasonably satisfactory to the Company (the “Release”) by no later than the sixtieth (60th) day after the Release (“Release Deadline”).  No Severance Benefits will be paid or provided until the Release

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becomes effective and irrevocable, and for the avoidance of doubt, if the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to receive the Severance Benefits. You must also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the Separation Date, to receive the Severance Benefits.
7.7Notice.  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested.  Any notice shall be duly addressed to the parties as follows:
(a)if to Company:

Willdan Group, Inc.

2401 E. Katella Avenue, #300

Anaheim, CA 92806

Attn: Board of Directors

(b)if to you, to the address most recently on file in the payroll records of Company.
8.Treatment of Performance-Based Equity Awards upon a Change in Control. Subject to Section 7.4(c), unless provided otherwise in the award agreement that governs the applicable performance-based equity award, in the event of a Change in Control in which the Acquiring Entity does not assume or continue your outstanding performance-based equity awards or substitute similar awards for such awards, and provided that you remain employed by or continue to provide service to the Company or one of its subsidiaries through immediately prior to the Change in Control, then each of your performance-based equity awards that was granted to you after the Effective Date and that remains outstanding and unvested immediately prior to the Change in Control shall accelerate and be deemed earned and vested as of immediately prior to the Change in Control based on the greater of (i) assumed achievement of all applicable performance goals at target or (ii) the actual achievement of the applicable performance goals, assuming the last day of the applicable performance period(s) is the day immediately prior to the date of the consummation of the Change in Control and with appropriate pro-rating adjustments, as determined by the Board in its sole discretion, to the applicable performance goals as shall be necessary to reflect the shortened performance period(s)).
9.Definitions.
9.1Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” shall mean any earned but as yet unpaid Base Salary, any earned but as yet unpaid Annual Bonus from the prior fiscal year, and any reimbursement due under applicable Company policy for expenses incurred by you on or before the Separation Date.
9.2Cause.  For purposes of this Agreement, “Cause” shall mean, as reasonably determined by the Board (excluding you, if you are then a member of the Board), (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee of the Company which is intended to result in substantial personal enrichment to you and is reasonably likely to result in material harm to the Company, (ii) your commission of a felony, (iii) a willful act by you which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations

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by you of your obligations to the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company’s belief that you have willfully violated your obligations to the Company.  Failure to achieve Company or individual performance objectives shall not be considered “Cause” for the purposes of this section.
9.3Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if a consummation of any of the following events occurs:
(a)Any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (an “Acquiring Person”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company;
(b)Consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 51% of the combined voting power of the voting securities of the Company or surviving entity outstanding immediately after such merger or consolidation;
(c)Consummation of a sale or other disposition by the Company of all or substantially all of the Company’s assets;
(d)During any period of two (2) consecutive years (beginning on or after the date of grant of an applicable equity award), individuals who at the beginning of such period constitute the Board and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination was previously so approved, no longer constitute a majority of the Board;

provided, however, in no event shall any acquisition of securities, a change in the composition of the Board or a merger or other consolidation pursuant to a plan of reorganization under chapter 11 of the Bankruptcy Code with respect to the Company, or a liquidation under the Bankruptcy Code, constitute a Change in Control. In addition, a Change in Control shall not be deemed to have occurred in the event of a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company, or any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.

9.4Code. For purposes of this Agreement, “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
9.5Disability.  For purposes of this Agreement, “Disability” means you meet one of the following requirements: (i) you are unable to engage in any substantial gainful activity by reason

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of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
9.6Good Reason.  For purposes of this Agreement, “Good Reason” shall specifically mean the occurrence of any of the following, without your express written consent: (i) a material reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such duties, position and responsibilities (ii) a material reduction by the Company of your Base Salary or Annual Bonus opportunity as in effect immediately prior to such reduction (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (iii) relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles as compared to your then-current principal place of employment immediately prior to such relocation; or (iv) the uncured breach of any material provision of this Agreement by the Company.  In order to resign for Good Reason, you must (1) provide written notice to the Company’s CEO within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company effective not later than thirty (30) days after the expiration of the cure period.
9.7Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, (ii) your resignation for Good Reason, or (iii) a termination as a result of your Disability, and provided in any such case such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death.
9.8Pro Rata Vesting Acceleration Number. For purposes of this Agreement, “Pro Rata Vesting Acceleration Number” means, with respect to any applicable outstanding and unvested time-based equity award, the number of shares subject to such award determined by multiplying (i) the total number of outstanding and unvested shares subject to the award immediately prior to the applicable termination of your employment with or service to the Company by (ii) a fraction, the numerator of which is the number of days from the date of grant of such award through the date of the applicable termination of your employment with or service to the Company and the denominator of which is the total number of days the shares subject to the award were scheduled to vest over.
9.9Qualifying Retirement. For purposes of this Agreement, “Qualifying Retirement” means your voluntary termination of employment with or service to the Company or one of its subsidiaries, unless circumstances exist that would constitute Cause, on or after the one-year anniversary of the date of grant of the applicable equity award and following the date at which both (i) your combined age and years of Service with the Company or its subsidiaries equals or exceeds 70 and (ii) you are at least 50 years old and have provided at least five (5) years of Service to the Company or its subsidiaries. Notwithstanding anything to the contrary, for purposes of the Qualifying Retirement definition, “Service” means combined service, whether or not continuous, to the Company or its

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subsidiaries (i) as measured from your original date of hire, provided that if at any time (including, for clarity, after any date you are rehired) you terminate employment with the Company or any of its subsidiaries and are subsequently rehired by the Company or any of its subsidiaries on a date that is more than five years after the date of such termination of employment, combined service will be measured from such date of rehire, and (ii) includes partial years but shall not include any service provided as a consultant or advisor to the Company or one of its subsidiaries following a change in your status from employee to consultant or advisor.
9.10Separation from Service. For purposes of this Agreement, “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
10.Proprietary Information Obligations.  As a condition of employment, you shall abide by the Company’s confidential information guidelines set forth in the Company’s Employee Handbook.  In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
11.Section 409A.  It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A.  For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A 2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.  If the Severance Benefits are not covered by one or more exemptions from the application of Code Section 409A and the Release

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Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any Severance Benefits.  With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Code Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute non-qualified deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.
12.	Section 280G.

If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the

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individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax).  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

13.Arbitration of All Disputes.  To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/) and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another  mutually agreeable location. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge.  The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s)

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under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
14.General Provisions. This Agreement constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and an authorized member of the Board.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other

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jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.  This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators.  The Company may freely assign this Agreement to any affiliate or in the event of a corporate transaction, re-organization, or restructuring upon prior written notice to you.  You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  You agree and acknowledge that you have read and understand this Agreement, are entering into it freely and voluntarily, and have been advised to seek counsel prior to entering into this Agreement and have had ample opportunity to do so.  This Agreement shall become effective as of the Effective Date and shall terminate upon your termination of employment with the Company.  The obligations as forth under Sections 7, 8, 10, 11, 12, 13, and 14 will survive the termination of this Agreement.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

Accepted and agreed:

Willdan Group, Inc.

/s/ Michael A. Bieber
Michael A. Bieber
President and Chief Executive Officer

Accepted and agreed:

/s/ Creighton K. Early
Creighton K. Early

Date: 11/13/2024

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